                                                                     EXHIBIT 4.2


                                CREDIT AGREEMENT




                          WATSON PHARMACEUTICALS, INC.


                                      and


                               MELLON BANK, N.A.

                               February 3, 1999

                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT dated as of February 3, 1999, is entered into between WATSON PHARMACEUTICALS, INC., a Nevada corporation ("Borrower") and
                                                             --------
MELLON BANK, N.A. ("Bank").  Borrower and Bank agree as follows:
                    ----


                             ARTICLE I  DEFINITIONS

     .1  Defined Terms.

          As used in this Agreement, the following terms have the following meanings:

          "Acquisition":  The purchase or other acquisition by Borrower or any
           -----------
of its Subsidiaries (directly or indirectly) of assets or securities of any other Person, other than the purchase of inventory, equipment, or other assets in the ordinary course of business.

          "Agreement":  This Credit Agreement, as amended, supplemented or
           ---------
modified from time to time.

          "Andrx":  Means Andrx Corporation, a Florida corporation.
           -----

          "Bank":  As set forth in the introductory paragraph of this Agreement.
           ----

          "Base Rate":  The interest rate per annum announced from time to time
           ---------
by Bank as its Base Rate. The Base Rate may be greater or less than other interest rates charged by Bank to other borrowers and is not solely based or dependent upon the interest rate which Bank may charge any particular borrower or class of borrowers. Information concerning the Base Rate may be obtained from Bank.

          "Base Rate Option":  Has the meaning set forth in Section 2.3(b).
           ----------------

          "Borrower":  As set forth in the introductory paragraph of this
           --------
Agreement.

          "Borrowing":  As defined in Section 2.1(a).
           ---------

          "Business Day":  Any day on which Bank is open for business at the
           ------------
location where the Note is payable unless otherwise stated.

          "Change of Control":  Shall be deemed to have occurred at such times
           -----------------
as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Act of 1934), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "Closing Date":  The date on which all of the Conditions Precedent
           ------------
hereof have been fully satisfied.

          "Commercial L/C":  Has the meaning set forth in Section 2.4(a).
           --------------

          "Consolidated":  The consolidation in accordance with GAAP of the
           ------------
accounts or other items as to which such term applies.

          "Default":  A condition or event which, after notice or lapse of time
           -------
or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          "Dollars and $":  Dollars in lawful currency of the United States of
           -------------
America.

          "EBIT":  As of the end of any fiscal quarter, Borrower's consolidated
           ----
net earnings (or loss) less the amount of any extraordinary gains, and before interest expense, provision for income taxes, and non-cash extraordinary losses, for the four fiscal quarter period then ended, including any non-cash write-off of capitalized research and development costs included in the assets acquired pursuant to an Acquisition, provided that such write-offs shall be either (a)
                            --------
expressly approved by Borrower's independent certified public accountants, or
(b) the amount is shown as a separate item in Borrower's financial statements, all as determined in accordance with GAAP.

          "EBITDA":  As of the end of any fiscal quarter, Borrower's
           ------
consolidated net earnings (or loss) less the amount of any extraordinary gains, and before interest expense, provision for income taxes, non-cash extraordinary losses, depreciation, and amortization expense for the four fiscal quarter period then ended, including any non-cash write-off of capitalized research and development costs included in the assets acquired pursuant to an Acquisition, provided that such write-offs shall be either (a) expressly approved by
--------
Borrower's independent certified public accountants, or (b) the amount is shown as a separate item in Borrower's financial statements, all as determined in accordance with GAAP.

          "End Date":  As of any date of determination, the earlier of (a) the
           --------
next date of actual delivery of the financial statements that are required to be delivered pursuant to subsections 6.1(a)(i) and (ii), and (b) the date on which such financial statements are required to be delivered.

          "ERISA":  The Employee Retirement Income Security Act of 1974, as
           -----
amended to the date hereof and from time to time hereafter and any successor statute.

          "ERISA Affiliate":  As applied to any Person, any trade or business
           ---------------
(whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of Section 414(b) and (c) of the Internal Revenue Code.

          "Facility Fee": Has the meaning set forth in Section 2.5.
           ------------

          "Facility Fee Payment Date": Has the meaning set forth in Section 2.5.
           -------------------------

          "GAAP": Generally accepted accounting principles set forth in the
           ----
opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession or any public commission having regulatory responsibility over Borrower or any Subsidiary.

          "Interest Expense": Means, with respect to any fiscal period,
           ----------------
Borrower's Consolidated interest expense incurred for such period as determined in accordance with GAAP.

          "Interest Rate Options": Has the meaning set forth in Section 2.3(b).
           ---------------------

          "Internal Revenue Code": The Internal Revenue Code of 1986, as
           ---------------------
amended to the date hereof and from time to time hereafter and any successor statute.

          "L/C": Has the meaning set forth in Section 2.4(a).
           ---

          "Libor Rate": For any day for any proposed or existing Rate Segment
           ----------
corresponding to a Rate Period shall mean the rate per annum determined by Bank to be the rate per annum obtained by dividing (the resulting quotient to be rounded upward to the nearest 1/16 of 1%) (A) the rate of interest (which shall be the same for each day in such Rate Period) estimated in good faith by Bank in accordance with its usual procedures (which determination shall be conclusive) to be the average of the rates per annum for deposits in United States dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Rate Period for delivery on the first day of such Rate Period in amounts comparable to such Rate Segment (or, if there are no such comparable amounts actively traded, the smallest amounts actively traded) and have maturities comparable to such Rate Period by (B) a number equal to 1.00 minus the Libor Rate Reserve Percentage for such day.

          The "Libor Rate" also may be expressed by the following formula:
               ----------

          The "Libor Rate" also may be expressed by the following formula:
               ----------

    Libor Rate  =               (average of rates offered to major
                                 money banks in the London inter-
                                  bank market estimated by Bank)
                               -------------------------------------
                               (1.00  Libor Rate Reserve Percentage)

          "LIBOR Rate Margin":  (a) on the Closing Date and until such date as
           -----------------
Bank receives Borrower's audited financial statements for the fiscal quarter ended on December 31, 1998, 0.45%, (b) during any period that clause (a) above or clause (c) below does not apply 0.90%, and (c) unless clause (a) above applies, from and after each applicable Start Date to and including each applicable End Date:

          (i) 0.45%, if, as of the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended (including the quarter with respect to which the certificate referred to below is being delivered), is less than 1.00:1.00,

          (ii) 0.70%, if, as of the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended (including the quarter with respect to which the certificate referred to below is being delivered), is greater than or equal to 1.00:1.00 and less than 2.00:1.00,

          (iii) 0.90%, if, as if the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended (including the quarter with respect to which the certificate referred to below is being delivered), is greater than or equal to 2.00:1.00.

provided however, that (even if the relevant financial tests set forth above are
-------- -------
met) if at any time an Event of Default exists, the Libor Rate Margin shall be 0.90% until such Event of Default shall no longer be continuing. The Libor Rate Margin shall be determined by the delivery of a certificate of Borrower, certified by its Chief Financial Officer or Vice President - Finance, together with the financial statements for the fiscal quarter required to be delivered pursuant to subsections 6.1(a)(i) and (ii), which certificate shall set forth
            ------------------------------
the Libor Rate Margin arising from the calculation of the ratio of Net Debt to EBITDA for the four fiscal quarters ending with the fiscal quarter or fiscal year with respect to which such certificate is being delivered and the basis for such calculation. The foregoing notwithstanding, if the subsequently issued audited financial statements for Borrower disclose that the ratio of Net Debt to EBITDA was not, in fact, as set forth in the certificate, then the interest rate shall be retroactively readjusted to the rate that would have been in effect if the adjustment had not been made. The first Test Date shall be the day Bank receives Borrower's audited financial statements for the fiscal quarter ended on December 31, 1998. The LIBOR Rate Margin so determined shall apply to the period beginning on the Start Date with respect to such financial statements and ending on the End Date applicable to such financial statements.

          "LIBOR Rate Option":  Has the meaning set forth in Section 2.3(b).
           -----------------

          "Libor Rate Reserve Percentage":  For any day shall mean the
           -----------------------------
percentage (rounded upward to the nearest 1/16 of 1%), as determined in good faith by Bank (which determination shall be conclusive) as representing for such day the maximum effective reserve requirement (including, without limitation, supplemental, marginal and emergency requirements ) for member banks of the Federal Reserve System with respect to eurocurrency funding (currently referred to as "Eurocurrency Liabilities") of any maturity. Each Libor Rate shall be adjusted automatically as of the effective date of any change in the Libor Rate Reserve Percentage.

          "Lien":  Any lien, mortgage, deed of trust, pledge, security interest,
           ----
charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          "Loan Documents":  This Agreement, the Note, and each other document
           --------------
required by Bank in connection with this Agreement and/or the credit extended hereunder.

          "London Business Day":  A day for dealing in deposits in United States
           -------------------
dollars by and among banks in the London interbank market.

          "Material Adverse Change":  A material adverse change in the business,
           -----------------------
operations, results of operations, assets, liabilities, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

          "Maturity Date":  February 2, 2000.
           -------------

          "Net Debt":  Means (a) Total Debt, less (b) unrestricted cash and
           --------
marketable securities in excess of $5,000,000.

          "Net Issuance Proceeds":  Cash proceeds received by Borrower or any of
           ---------------------
its Subsidiaries in connection with their issuance (other than to Borrower or any Subsidiary) of equity securities after the date of this Agreement, net of reasonable out-of-pocket costs and expenses (including, underwriting discounts and commissions) paid or incurred in connection therewith.

          "Net Worth": As of any date of determination, the result of (a)
           ---------
Borrower's total Consolidated shareholder's equity, minus (b) the aggregate amount of equity interests, investments or other advances held by Borrower or its Subsidiaries in affiliates (with the exception of Andrx), shareholders, or employees of Borrower or of any of its Subsidiaries.

          "Note":  The Revolving Note.
           ----

          "PBGC":  The Pension Benefit Guaranty Corporation established pursuant
           ----
to Subtitle A of Title IV of ERISA.

          "Permitted Acquisition Conditions":  (a) no Default or Event of
           --------------------------------
Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, (b) the assets being acquired, or the Person whose securities are being acquired, are useful in or engaged in, as applicable, the pharmaceutical industry, (c) Borrower has provided Bank with confirmation, supported by reasonably detailed calculations that on a pro forma basis, including the incurrence of any debt, (adjusted to
          --- -----
eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the period) created by adding the historical financial statements of Borrower and its Subsidiaries to the historical financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrower and its Subsidiaries would have been in compliance with the financial covenants in Sections 6.2(a), 6.2(b), and 6.2(c) of this Agreement as of the fiscal period ended immediately prior to the proposed date of consummation of such proposed Acquisition, (d) Borrower has provided Bank with copies of the definitive purchase and sale documentation, (e) the assets being acquired, or the Person whose securities are being acquired, are not acquired by means of a hostile takeover, and (f) in the case of an Acquisition of securities of a Person, such Person is either (i) merged with and into Borrower or its applicable Subsidiary or Subsidiaries that is making such Acquisition, with Borrower or such Subsidiary or Subsidiaries as the survivor of such merger, or
(ii) such acquired Person becomes a direct or indirect Subsidiary of Borrower.

          "Permitted Acquisitions":  The consummation of Acquisitions by
           ----------------------
Borrower or its Subsidiaries, so long as the Permitted Acquisition Conditions are satisfied in connection with each such Acquisition.

          "Person":  An individual, partnership, corporation, limited liability
           ------
company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

          "Plan":  Any employee pension benefit plan maintained or contributed
           ----
to by Borrower or any ERISA Affiliate of Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

          "Portion":  "Base Rate Portion" shall mean at any time the part,
           -------     -----------------
including the whole, of the unpaid principal amount of the Note bearing interest at such time under the Base Rate Option, in accordance with the first sentence of Section 2.3(d), or in accordance with Section 2.3(f) as applicable. "Libor
                                                                         -----
Rate Portion" shall mean at any time, the part, including the whole, of the
------------
unpaid principal amount of the Note bearing interest at such time under the Libor Rate Option or in accordance with the second sentence of Section 2.3(d) as applicable.

          "Rate Period": As defined in Section 2.3(c).
           -----------

          "Rate Segment":  Of the Libor Rate Portion at any time shall mean the
           ------------
entire principal amount of such Portion to which at such time there is applicable a particular Rate Period beginning on a particular day and ending on another particular day. (By definition, each Portion is at all times composed of an integral number of discrete Rate Segments, each corresponding to a particular Rate Period, and the sum of the principal amounts of all Rate Segments of a particular Portion at any time equals the principal amount of such Portion at such time).

          "Regulation T, U, and X":  Regulations T, U, and X, respectively,
           ----------------------
promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time, and any successors thereto.

          "Revolving Commitment":  The amount of $30,000,000, as such amount may
           --------------------
be reduced pursuant to Section 2.1(d).

          "Revolving Loans":  As defined in Section 2.1(a).
           ---------------

          "Revolving Note":  As defined in Section 2.1(e).
           --------------

          "Significant Subsidiary":  Any Subsidiary which, as of any date of
           ----------------------
determination, has assets which, as of the date of the Borrower's most recent quarterly Consolidated balance sheet, constitutes at least 5% of Borrower's total Consolidated assets as of such date.

          "Solvent":  When used with respect to any Person, that as of the date
           -------
as to which the Person's solvency is to be measured:

          (iv) the fair saleable value of its assets is in excess of the total amount of its liabilities (including contingent liabilities) as they become absolute and matured;

          (v)    it has sufficient capital to conduct its business; and

          (vi) it is able to meet its debts as they mature (subject, in the case of Borrower and its Subsidiaries, to their ability to refinance their debt to Bank at or before the time of the maturities thereof).

          "Standard Notice":  An irrevocable notice provided by Borrower to Bank
           ---------------
on a Business Day that is:

          (vii) received on or prior to the Business Day applicable to the selection of, conversion to, or renewal of, the Base Rate Option or prepayment of any Base Rate Portion; and

          (viii) at least three London Business Days in advance in the case of selection of, conversion to, or renewal of, the Libor Rate Option or prepayment of any Libor Rate Portion.

Standard Notice must be provided no later than 11:00 a.m., California time, on the last day permitted for such notice.

          "Standby L/C":  Has the meaning set forth in Section 2.4(a).
           -----------

          "Start Date":  The date on which financial statements required to be
           ----------
delivered pursuant to subsections 6.1(a)(i) and (ii) hereof actually are delivered.

          "Subsidiary":  A corporation of which shares of stock having ordinary
           ----------
voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, directly, or indirectly through one or more intermediaries, or both, by Borrower.

          "Test Date":  The last day of the most recent fiscal quarter ended
           ---------
immediately prior to the Start Date for which a certificate has been delivered to Lender pursuant to the provision contained in the definition of Libor Rate Margin.

          "Total Debt":  (i) indebtedness arising from the lending of money by
           ----------
any Person to Borrower or its Subsidiaries, (ii) indebtedness, whether or not in any such case arising from the lending by any Person of money to Borrower or its Subsidiaries, (A) which is represented by notes payable (including, but not limited to, notes (or other monetary obligations) issued to a seller as part of the purchase price relating to an Acquisition) or drafts accepted that evidence extensions of credit, (B) which constitutes obligations evidenced by bonds, debentures, notes, licensing agreements, or similar instruments, or (C) upon which interest charges are customarily paid (other than accounts payable) or that was issued or assumed as full or partial payment for property or assets,
(iii) indebtedness that constitutes an obligation with respect to a capital lease, and (iv) indebtedness that constitutes an obligation with respect to guaranties and contingent liabilities relating to Acquisitions; provided
                                                                --------
however, that, Total Debt specifically shall not include royalty or similar
-------
payments based on sales or other similar operational criteria or performance targets.

     .2  Other Definitional Provisions.
     --  -----------------------------

          (a) All terms defined in this Agreement shall have the defined meanings when used in the Note or any certificate or other document made or delivered pursuant hereto.

          (b) As used herein and in the Note, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in
Section 1.1, and accounting terms partly defined in Section 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


                                   ARTICLE II

                                   THE CREDIT

     .1  The Revolving Loans.
     --  -------------------

          (a) The Revolving Commitment.Bank agrees, on the terms and conditions hereinafter set forth, to make loans ("Revolving Loans") to Borrower from time
                                       ---------------
to time during the period from the date hereof to up to, but not including, the Maturity Date in an aggregate amount not to exceed, at any time outstanding, the Revolving Commitment less the available undrawn and unreimbursed amount of all outstanding L/Cs, as such amount may be reduced pursuant to Section 2.1(d).

          Each borrowing (a "Borrowing") of a Revolving Loan shall be in a
                             ---------
minimum amount of $1.00; provided that every selection of, conversion to, or renewal of, the Libor Rate Option shall be in a minimum principal amount of $500,000 or an integral multiple of $100,000 above such amount. Within the limits of the Revolving Commitment and prior to the Maturity Date, Borrower may borrow, repay pursuant to Section 2.2(b), and reborrow under this Section 2.1(a).

          (b)  Limitation on Revolving Loans. Bank shall have no obligation to
          ----------------------------------
make Revolving Loans hereunder to the extent that they would cause the outstanding amount of Revolving Loans plus the undrawn and unreimbursed amount of all L/Cs to exceed the Revolving Commitment.

          (c)  Making the Revolving Loans. Borrower may borrow under the
          -------------------------------
Revolving Commitment on any Business Day, provided that Borrower shall give Bank a Standard Notice specifying (i) the amount of the proposed Borrowing, and (ii) the requested date of the Borrowing. Upon satisfaction of the applicable conditions set forth in Article IV, the proceeds of all such Revolving Loans will then be made available to Borrower by Bank by crediting the account of Borrower on the books of Bank, or as otherwise directed by Borrower.

          The Standard Notice may be given in writing (including facsimile transmission) signed by an authorized officer of Borrower or orally, but if the Standard Notice is provided orally, Borrower shall confirm the oral Standard Notice on the same day in writing (including facsimile transmission) no later than 1:00 p.m., California time, and any conflict regarding a written or oral notice and Bank's books and records applicable to the same Borrowing shall be conclusively determined by Bank's books and records absent manifest error. Bank shall not incur any liability to Borrower in acting upon any oral or written notice of Borrowing which Bank believes in good faith to have been given by a Person duly authorized to borrow on behalf of Borrower.

          (d) Reduction of the Revolving Commitment. Borrower shall have the
          -----------------------------------------
right, upon at least 2 Business Days prior written notice to Bank, to terminate in whole or reduce in part the unused portion of the Revolving Commitment, without premium or penalty, provided that each partial reduction shall be in the aggregate amount of $3,000,000 or an integral multiple thereof and that such reduction shall not reduce the Revolving Commitment to an amount less than the amount of the Revolving Loans and all L/Cs outstanding hereunder on the effective date of the reduction. Such notice shall be irrevocable and such reduction shall not be reinstated.

          (e)  Revolving Note. The Revolving Loans made by Bank pursuant hereto
          -------------------
shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit A, with any appropriate insertions (the "Revolving Note"), payable to
   ---------                                        --------------
the order of Bank and representing the obligation of Borrower to pay the aggregate unpaid principal amount of all Revolving Loans made by Bank, with interest thereon as prescribed in Section 2.3. Bank hereby is authorized to record in its books and records and on any schedule annexed to the Revolving Note, the date and amount of each Revolving Loan made by Bank, and the date and amount of each payment of principal thereof, and in the case of Libor Rate Option Revolving Loans, the Libor Rate, the Libor Rate Portion, and the Rate Period with respect thereto, and any such recordation shall constitute prima
                                                                       -----
facie evidence of the accuracy of the information so recorded; provided that
-----
failure by Bank to effect such recordation shall not affect Borrower's obligations hereunder. Prior to the transfer of a Revolving Note, Bank shall record such information on any schedule annexed to and forming a part of such Revolving Note.

     .2  Repayment.
     -------------

          (a)  Mandatory Repayments. The aggregate principal amount of the
          -------------------------
Revolving Loans outstanding on the Maturity Date, together with accrued interest thereon, shall be due and payable in full on the Maturity Date. If at any time the aggregate outstanding Borrowings exceed the Revolving Commitment then in effect, Borrower immediately shall repay the excess to Bank.

          (b)  Optional Payment. Borrower shall have the right at its option
          ---------------------
from time to time to prepay the Base Rate Portion in whole or in part without premium or penalty. Borrower shall have no right to prepay any part of the Libor Rate Portion at any time without the prior written consent of Bank except that
(i) Borrower may prepay any part of any Rate Segment at the expiration of the Rate Period corresponding to such Rate Segment, and (ii) Borrower may prepay any part of any other Rate Segment so long as Borrower also makes payment to Bank of any amounts payable under Section 3.6(b) in connection therewith. Prepayments shall be made by giving Bank written notice thereof (which shall be irrevocable) by no later than 11:00 a.m. (California time) on the proposed date of prepayment, specifying the date, amount, and type of prepayment, and upon such date the amount so specified, accrued interest thereon, and any amounts payable under Section 3.6(b) shall be due and payable.

     .3  Interest Rate and Payment Dates.
     -----------------------------------

          (a)  Payment. The principal balance of the Note shall be paid in
          ------------
accordance with the terms set forth in the Note. Accrued interest on the Base Rate Portion shall be due and payable on the first Business Day of each month commencing on March 1, 1999. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period of less than three months shall be due and payable on the last day of the Rate Period. Interest on each Rate Segment of the Libor Rate Portion which has a Rate Period longer than three months shall be due and payable on each three month anniversary of the commencement date of the Rate Period and on the last day of the Rate Period. After maturity of any part of a Note (by acceleration or otherwise), interest on such part of the Note shall be due and payable ON DEMAND.

          (b)  Interest Rate. The unpaid principal amount of the Note shall bear
          ------------------
interest for each day until due on one or more bases selected by Borrower from among the interest rate options (the "Interest Rate Options") set forth below.
                                      ---------------------
Borrower understands and agrees: (i) that Bank may from time to time determine that the right of Borrower to select, convert to, or renew the Libor Rate Option is not available, which availability shall not be unreasonably withheld, (ii) that Borrower shall not have the right to select, convert to, or renew the Libor Rate Option at any time that a Default or Event of Default has occurred and is continuing, and (iii) that subject to the provisions hereof, Borrower may select any number of options to apply simultaneously to different parts of the unpaid principal amount of the Note and may select any number of Rate Segments to apply simultaneously to different parts of the Libor Rate Portion.

                        Available Interest Rate Options
                        -------------------------------

          Base Rate Option:  A rate per annum for each day equal to the Base
          ----------------
Rate.

          Libor Rate Option:  A rate per annum for each day equal to the Libor
          -----------------
Rate for such day plus the then applicable Libor Rate Margin.

          (c)  Rate Periods. At any time when Borrower selects, converts to, or
          -----------------
renews the Libor Rate Option, Borrower shall fix a period (the "Rate Period")
                                                                -----------
which shall be one, two, three, or six months, during which the Libor Rate Option shall apply to the corresponding Rate Segment; provided, that Borrower
                                                      --------
may not elect a Rate Period interest under the Note shall in no way be affected by the fact that one or more Rate Periods may be in effect.

          (d)  Interest After Maturity. Upon the occurrence and during the
          ----------------------------
continuation of an Event of Default, the principal amount of any part of the Base Rate Portion shall bear interest for each day until paid (before and after judgment) at a rate per annum (based on a year of 365 days and actual days elapsed) which for each day shall be the greater of (a) 2% above the Base Rate Option on the day such amount became due, and (b) 2% above the Base Rate Option, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate. Upon the occurrence and during the continuation of an Event of Default, the principal amount of any part of the Libor Rate Portion shall bear interest for each day until paid (before and after judgment) (a) until the end of the applicable then current Rate Period at a rate per annum 2% above the Libor Rate Option otherwise applicable to such part, and
(b) thereafter in accordance with the previous sentence.

          (e) Selection, Conversion or Renewal of Rate Options. Subject to the
          ----------------------------------------------------
other provisions hereof, Borrower may select any Interest Rate Option to apply to the borrowings evidenced by the Note. Subject to the other provisions hereof, Borrower may convert any part of the unpaid principal amount of the Note from any Interest Rate Option to the other Interest Rate Option: (a) at any time with respect to the conversion from the Base Rate Option to the Libor Rate Option, and (b) at the expiration of any Rate Period with respect to conversion from or renewals of the Libor Rate Option as to the Rate Segment corresponding to such expiring Rate Period (or at any other time, subject to Section 3.6(b)). Whenever Borrower desires to select, convert, or renew the Libor Rate Option, Borrower shall give Bank a Standard Notice thereof (which shall be irrevocable), specifying the date, amount, and type of the proposed new Rate Option. If such notice has been duly given, and if Bank approves the proposed selection, conversion, or renewal, on and after the date specified in such notice, interest shall be calculated upon the unpaid principal amount of the Note taking into account such selection, conversion or renewal.

          (b)  Base Rate Fallback. If any Rate Period expires, any part of the
          -----------------------
Rate Segment corresponding to such Rate Period which has not been converted or renewed in accordance with Section 2.3(e) hereof automatically shall be converted to the Base Rate Option. If Borrower fails to select, or if Bank fails to approve an Interest Rate Option to apply to the borrowings evidenced by the Note, such borrowings shall be deemed to be at the Base Rate Option. If at any time Bank shall have determined in good faith (which determination shall be conclusive) that the accrual of interest at the Libor Rate Option has been made unascertainable, impractical, or unlawful by compliance by Bank in good faith with any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic, or administration thereof by any official body charged with the interpretation or administration thereof or with any request or directive of any such event, the outstanding principal amount of the Note subject to the Libor Rate Option shall accrue interest at the Base Rate Option and Borrower shall not have the right to select the Libor Rate Option.

     .4  Letters of Credit and Letter of Credit Guarantees.
     -----------------------------------------------------

          (a) Subject to the terms and conditions of this Agreement, and it being understood that the letter of credit facility provided for under this
Section 2.4 is a sublimit of the credit facility extended pursuant to Section 2.1, Bank agrees to issue standby letters of credit ("Standby L/Cs") and commercial letters of credit ("Commercial L/Cs") for the account of Borrower (collectively, Standby L/Cs and Commercial L/Cs shall be referred to herein as "L/Cs") in an aggregate face amount at any time outstanding not to exceed $10,000,000. Each L/C shall have an expiry date no longer than one year, and all such L/Cs shall be in form and substance reasonably acceptable to Bank. The expiry date of an L/C may extend to up to 364 days past the Maturity Date. Bank shall not have any obligation to issue L/Cs to the extent that the available undrawn amount of all outstanding L/Cs, plus the amount of the Revolving Loans outstanding pursuant to Section 2.1, would exceed the Revolving Commitment. The L/Cs issued under this Section 2.4 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or other corporate purposes. If Bank is obligated to advance funds under an L/C, the amount so advanced immediately shall be deemed to be a Revolving Loan made by Bank to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.3. Borrower further agrees to execute the Bank's standard application for standby letters of credit, as required by Bank.

          (b) Borrower hereby agrees to indemnify, save, defend, and hold Bank harmless from any loss, cost, expense, or liability, including payments made by Bank, expenses, and reasonable attorneys fees incurred by Bank, arising out of or in connection with any L/Cs, provided that the same does not arise out of Bank's gross negligence or willful misconduct or the violation of this Agreement by Bank. Borrower agrees to be bound by the Bank's regulations and interpretations of any L/C issued by Bank to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/C's or any modifications, amendments, or supplements thereto, provided that the same does not arise out of Bank's gross negligence or willful misconduct or the violation of this Agreement by Bank. The issuance of any L/C and any amendment to any L/C is subject to the Bank's written approval and must be in form and content satisfactory to Bank and in favor of a beneficiary acceptable to Bank in its reasonable credit judgement.

          (c) Borrower will pay to Bank on or prior to the date of issuance of any Commercial L/C, a fee equal to Bank's standard issuance fee applicable to similar commercial letters of credit at the time of such issuances. Borrower will pay to Bank with respect to each Standby L/C, a per annum fee, payable quarterly in arrears, on or before the first Business Day after the end of each such quarter, equal to the average undrawn amount of such L/C during the quarter multiplied by the applicable Libor Rate Margin, based on a year of 365 days. Service charges, commissions, fees, and costs may be charged at the Bank's customary rates with respect to routine services relating to L/Cs and paid by Borrower at the time the service is rendered or the cost is incurred.

          (d) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral, if requested by Bank, to be held by Bank in an amount equal to one hundred percent (100%) of the maximum amount of Bank's then outstanding obligations under L/Cs, or (ii) cause to be delivered to Bank releases of all of Bank's then outstanding obligations under its outstanding L/Cs. Any cash collateral received by Bank pursuant to this Section 2.4(d) shall be held by Bank in an interest bearing account selected by Bank in its reasonable credit judgment, and interest earned on deposits in such account, if any, shall be for the account of the Borrower subject to the provisions of this Agreement. The provisions of this Section 2.4 shall survive the termination of this Agreement with respect to any L/Cs then outstanding.


     .5  Facility Fee. Borrower shall pay to Bank a facility fee, (the "Facility
     ----------------
Fee"), on (i) March 31, for the fiscal quarter then ended, (ii) May 15, for the fiscal quarter ended June 30, and (iii) August 15, for the fiscal quarter ended September 30, and (iv) November 15 for the period from October 1 through the Maturity Date (in each case, a "Facility Fee Payment Date"). The amount of the Facility Fee (i) shall be due and payable on each of the above Facility Fee Payment Dates, (ii) shall be calculated based upon Borrower's financial statements for its fiscal quarter ended immediately prior to the Facility Fee Payment Date as stated above, and (iii) shall equal the following percentages of the product of the Revolving Commitment multiplied by the quotient of the actual number of days in the measuring fiscal quarter divided by 365:

          (i) 0.15%, if, as of the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended in less than 1.00:1.00;

          (ii) 0.25%, if, as of the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended is greater than or equal to 1.00:1.00 and less than 2.00:1.00; or

          (iii) 0.35%, if, as of the applicable Test Date, the ratio of Net Debt to EBITDA for the fiscal period then ended is greater than or equal to 2.00:1.00;

provided however, if Borrower fails to timely deliver the financial statements
-------- -------
for the fiscal quarter then ended required to be delivered pursuant to subsections 6.1(a) (i) and (ii), then the Facility Fee due for the succeeding fiscal quarter, or other measuring period as the case may be, shall equal 0.35% of the product of the Revolving Commitment multiplied by the quotient of the actual number of days in the measuring fiscal quarter divided by 365.

                                  ARTICLE III
               GENERAL PROVISIONS CONCERNING THE REVOLVING LOANS

     .1  Use of Proceeds. The proceeds of the Revolving Loans hereunder shall be
     -------------------
used by Borrower and its Subsidiaries for their general working capital and corporate purposes (including, without limitation, the financing of Permitted Acquisitions), consistent with the terms and conditions hereof.

     .2  Computation of Interest and Fees.
     ------------------------------------

          (a)  Calculations. Interest in respect of the Base Rate Option
          -----------------
Revolving Loans shall be calculated on the basis of a 365 day year for the actual days elapsed. Any change in the interest rate on a Base Rate Revolving Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. Interest in respect of the Libor Rate Option Revolving Loans, and any fees payable hereunder, shall be calculated on the basis of a 365 day year for the actual days elapsed.

          (b)  Determination by Bank. Each determination of an interest rate or
          --------------------------
fee by Bank pursuant to any provision of this Agreement shall be conclusive and binding on Borrower in the absence of manifest error.

     .3  Payments. Borrower shall make each payment of principal, interest, and
     ------------
fees hereunder, and under the Note, without setoff, recoupment, deduction, or counterclaim, except as otherwise required by law, not later than 11:00 a.m. (California time) on the day when due in lawful money of the United States of America to Bank at the office of Bank designated in writing in immediately available funds. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to the Base Rate Portion of Borrowings hereunder (and if no Base Rate Portion of Borrowings is outstanding, then at the rate applicable to such Borrowings as if outstanding under the Base Rate Option).

     .4  Payment on Non-Business Days. Whenever any payment to be made hereunder
     --------------------------------
or under the Note shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

     .5  Reduced Return. If Bank shall have determined that any applicable law,
     ------------------
regulation, rule or regulatory requirement applicable to Bank (collectively in this Section 3.5 "Requirement") regarding capital adequacy, or any change
                  -----------
therein, or any change in the interpretation or administration thereof by any United States federal or state governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Bank's capital as a consequence of its Revolving Commitment and obligations hereunder to a level below that which would have been achieved but for such Requirement, change or compliance (taking into consideration Bank's policies with respect to capital adequacy) by an amount deemed by Bank to be material (which amount shall be determined by Bank's reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time, within five Business Days after demand by Bank (including a calculation in reasonable detail of such amount), Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank does not currently have knowledge of any new Requirement or any pending change in any existing Requirement that would result in such additional amounts being owed.

     .6  Indemnities and Losses.
     --------------------------

          (a)  Indemnities. Whether or not the transactions contemplated hereby
          ----------------
shall be consummated, Borrower agrees to indemnify, defend, and hold Bank, and the shareholders, officers, directors, employees and agents of Bank (each, an "Indemnified Person"), harmless from and against any and all claims,
--------------------
liabilities, losses, damages, costs and expenses (whether or not any of the foregoing Indemnified Persons is a party to any litigation), including, without limitation, reasonable attorneys fees and costs (including, without limitation, the reasonable estimate of the allocated cost of in-house legal counsel and staff) and costs of investigation, document production, attendance at a deposition, or other discovery, prior to the assumption of defense by Borrower, with respect to or arising out of any proposed acquisition by Borrower or any of its Subsidiaries of any Person or any securities (including a self-tender), this Agreement or any use of proceeds hereunder, or any claim, demand, action or cause of action being asserted against Borrower or any of its Subsidiaries (collectively, the "Indemnified Liabilities"), provided that Borrower shall have
                    -----------------------
no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of, or violations of this Agreement by, any such Indemnified Persons. If any claim is made, or any action, suit or proceeding is brought, against any Indemnified Person of the type contemplated by this Section, the Indemnified Person shall notify Borrower within thirty (30) days of Bank being notified in writing of the commencement of such action, suit or proceeding, and Borrower will assume the defense of such action, suit or proceeding, employing counsel selected by Borrower and reasonably satisfactory to the Indemnified Person, and pay the fees and expenses of such counsel. This covenant shall survive termination of this Agreement and payment of the outstanding Note for a period of five years.

          (b)  Funding Losses. Borrower agrees to indemnify Bank and to hold
          -------------------
Bank harmless from any reasonable loss or expense including, but not limited to, any such loss or expense arising from interest or fees payable by Bank to lenders of funds obtained by it in order to maintain its Libor Rate Option Revolving Loans hereunder, which Bank may sustain or incur as a consequence of (i) payment, prepayment or conversion of any part of any Rate Segment of the Libor Rate Portion on a day other than the last day of the corresponding Rate Period (whether or not any such payment is pursuant to demand by Bank under the Note and whether or not any such payment, prepayment or conversion is consented to by Bank, unless Bank shall have expressly waived such indemnity in writing); (ii) default by Borrower in making a conversion or continuation after Borrower has given a notice thereof, (iii) default by Borrower in making any payment after Borrower has given a notice of payment,
(iv) attempt by Borrower to revoke in whole or part any irrevocable notice given pursuant to Section 2.3(e) hereof; or (v) breach of or default by any obligor in the performance or observance of any covenant or condition in the Note, any separate security, guarantee or suretyship agreement between Bank and any obligor, or any other document executed and delivered to Bank by Borrower or any of its Subsidiaries in connection with the indebtedness evidenced by the Note. If Bank sustains any such loss or expense, it shall from time to time notify Borrower of the amount reasonably determined in good faith by Bank (which determination shall be conclusive) to be necessary to indemnify Bank for such loss or expense. Such amount shall be due and payable by Borrower ON DEMAND (provided that Bank shall give Borrower a written calculation of such amount in reasonable detail). This covenant shall survive termination of this Agreement and payment of the outstanding Note.

     .7  Requirements of Law. In the event that any law, regulation, or
     -----------------------
directive applicable to Bank or any change therein or in the interpretation or application thereof or compliance by Bank with any request or directive (whether or not having the force of law) from any United States federal or state central bank or other governmental authority, agency or instrumentality:

          (a) does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement (collectively in this Section 3.7 "Requirements") against assets held by, or
                                   ------------
deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Bank which are not otherwise included in the determination of any Libor Rate at the last Borrowing, conversion or continuation date of a Revolving Loan;

          (b) does or shall impose, modify, or hold applicable any of the Requirements against the Revolving Commitment to extend credit;

          (c) does or shall impose on Bank any other condition; and the result of any of the foregoing is to increase the cost to Bank of making, renewing, or maintaining its Revolving Commitment, or the Libor Rate Option Revolving Loans or to reduce any amount receivable thereunder (which increase or reduction shall be determined by Bank's reasonable allocation of the aggregate of such cost increases or reduced amounts receivable resulting from such events), then, in any such case, Borrower shall pay to Bank, within five Business Days of its demand, any additional amounts necessary to compensate Bank for such additional cost or reduced amount receivable as determined by Bank with respect to Sections
3.5 and 3.6 of this Agreement (provided that Bank shall give Borrower a written calculation of reasonable detail of such amounts). If Bank becomes entitled to claim any additional amounts pursuant to this subsection, it shall notify Borrower of the event by reason of which it has become so entitled. Such notice shall contain a statement incorporating the calculation as to any additional amounts payable pursuant to the foregoing sentence, and such statement submitted by Bank to Borrower shall be conclusive in the absence of manifest error. Bank does not currently have knowledge of any new Requirement or any pending change in any existing Requirement that would result in such additional amounts being owed.


                                  ARTICLE IV
                             CONDITIONS OF LENDING

     .1  Conditions Precedent to Initial Revolving Loans and Initial L/Cs.
     --------------------------------------------------------------------

          The obligation of Bank to make its initial Revolving Loan or to issue the initial L/C is subject to the conditions precedent that:

          (a) Bank shall have received on or before the day of the initial Borrowing the following, each dated prior to or as of such day, in form and substance satisfactory to Bank:

               (i)   The Note issued by Borrower to the order of Bank;

               (ii) Copies of the Articles of Incorporation of Borrower, certified as of a recent date by the Secretary of State of its state of formation or incorporation;

               (iii) Copies of the Bylaws of Borrower, certified by the Secretary or an Assistant Secretary of Borrower;

               (iv) Copies of resolutions of the Board of Directors of Borrower, in form and substance satisfactory to Bank, approving the Loan Documents and the Borrowings hereunder;

               (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of Borrower or equivalent document, certifying the names and signatures of the officers of Borrower or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi)  Executed originals of all Loan Documents;

               (vii) A certificate executed by the Secretary or an Assistant Secretary of Borrower indicating those officers of Borrower who are authorized to make requests for Revolving Loans hereunder;

          (b) All fees required to be paid on the Closing Date shall have been paid by Borrower to Bank;

          (c) All factual information previously furnished by Borrower or its Subsidiaries to Bank shall be true and correct in all material respects;

          (d) No Material Adverse Change has occurred since September 30, 1998;

          (e) Bank shall have received an opinion of Borrower's counsel in form and substance reasonably satisfactory to Bank;

          (f) No action, suit, investigation or proceeding shall have been pending or threatened in any court or before any arbitration or governmental authority against Borrower or any of its Subsidiaries and that reasonably could be expected to result in a Material Adverse Change or that is pending against Bank or Borrower or any of its Subsidiaries and relates to the loans contemplated hereunder;

          (g) Borrower and its Subsidiaries are in compliance, in all material respects, with any existing material financial obligations;

          (h) Bank shall have completed all due diligence of Borrower and its Subsidiaries, including but not limited to the review of litigation, taxation, accounting methods or practices, labor issues, insurance, pension liabilities (actual or contingent), material contracts, debt arrangements, property ownership, environmental liabilities, contingent liabilities, and the capital structure of Borrower and its Subsidiaries;

          (i) Evidence of compliance of all regulatory filings and applications as they may relate to the Borrowing and issuance of L/Cs;

          (j) Receipt of the Acknowledgement and Agreement to be Bound (as set forth as Exhibit B) certified by each of Borrower's Significant Subsidiaries, as of the Closing Date, acknowledging (i) this Agreement, and (ii) that each such Significant Subsidiary shall be bound by the covenants provided in Section 6.1 and Section 6.2 hereof, as though each such Significant Subsidiary were a party hereto;

          (k) Receipt of a letter certified by Borrower and each of its Significant Subsidiaries, as of the Closing Date, stating that there exists no restrictions on each such Significant Subsidiary from upstreaming money to Borrower, except as otherwise provided by law; and

          (l) All corporate and legal proceedings and all instruments and documents in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in content, form and substance to Bank and its counsel, and Bank and such counsel shall have received any and all further information and documents which Bank or such counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

     .2  Conditions Precedent to Each Borrowing or Issuance of an L/C. The
     ----------------------------------------------------------------
obligation of Bank to make a Revolving Loan on the occasion of each Borrowing (including the initial Borrowing) or to issue an L/C (including the initial issuance of an L/C) shall be subject to the further conditions precedent that on the date of such Borrowing or such issuance of an L/C (a) the following statements shall be true and Bank shall have received the notice required by
Section 2.1(c), which notice shall be deemed to be a certification by Borrower that:

          (i) The representations and warranties contained in Section 5.1 are correct in all material respects on and as of the date of such Borrowing as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes a Default or an Event of Default, and

          (iii) Nothing shall have occurred and Bank shall not have become aware of any fact or condition not previously known, which Bank shall determine has, or could reasonably be expected to result in a Material Adverse Change, and

          (iv)  All Loan Documents are in full force and effect.


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES

     .1  Representations and Warranties. Borrower represents and warrants as
     ----------------------------------
follows:

          (a)  Organization. Borrower and its Subsidiaries are duly organized,
          -----------------
validly existing and in good standing under the laws of the jurisdiction of its incorporation. Borrower and its Subsidiaries are (except, in each case, where failure to comply with the foregoing would not result in a Material Adverse Change) duly authorized, qualified and licensed in all applicable jurisdictions, and under all applicable laws, regulations, ordinances or orders of public authorities, to carry on its business in the locations and in the manner presently conducted.

          (b)  Authorization. The execution, delivery and performance by
          ------------------
Borrower of the Loan Documents, and the making of Borrowings hereunder, are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) Borrower's charter, by-laws or other organizational document or (ii) any material law or regulation (including Regulations T, U, and X) binding on or affecting Borrower or its properties, and will not constitute an event of default under any material agreement to which Borrower is a party or by which its assets or properties may be bound.

          (c)  Governmental Consents. No authorization or approval or other
          --------------------------
action by, and no notice to or filing with, any governmental authority or regulatory body (except routine reports required pursuant to the Securities Exchange Act of 1934, as amended (if such act is applicable to Borrower), which reports will be made in the ordinary course of business) is required for the due execution, delivery and performance by Borrower of the Loan Documents.

          (d)  Validity. The Loan Documents to which they are parties are the
          -------------
binding obligations of Borrower, enforceable in accordance with their respective terms; except in each case as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors' rights.

          (e)  Financial Condition. The balance sheets of Borrower and any of
          ------------------------
its consolidated Subsidiaries as at September 30, 1998, and the related statements of income and retained earnings of Borrower and any of its consolidated Subsidiaries, copies of which have been furnished to Bank, fairly present the financial condition of Borrower and any of its consolidated Subsidiaries as at such date and the results of the operations of Borrower and any of its consolidated Subsidiaries for the period ended on such date, all determined in accordance with GAAP (subject to the absence of footnotes and normal year-end audit adjustments), consistently applied, and since September 30, 1998, there has not been a Material Adverse Change.

          (f)  Litigation. Except as set forth on Schedule 5.1(f) hereto, there
          ---------------                         ---------------
is no known pending or threatened action or proceeding affecting Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which may materially adversely affect the consolidated financial condition or operations of Borrower and its Subsidiaries or which may result in a Material Adverse Change.

          (g)  Employee Benefit Plans. Borrower and each of its ERISA Affiliates
          ---------------------------
has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA. No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice. No action by Borrower or of any ERISA Affiliate of Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA. No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

          (h)  Disclosure. No representation or warranty of Borrower contained
          ---------------
in this Agreement or any other document, certificate or written statement furnished to Bank by or on behalf of Borrower for use in connection with the transactions contemplated by this

Agreement contains any known untrue statement of a material fact or omits to state a known material fact (known to Borrower in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Borrower (other than matters of a general economic nature) which materially adversely affects the business, operations, property, assets or condition (financial or otherwise) of Borrower and any of its Subsidiaries, taken as a whole, which has not been disclosed herein or in such other documents, certificates and statements furnished to Bank for use in connection with the transactions contemplated hereby.

          (i)  Environmental Matters. Except as set forth in Schedule 5.1(i)
          --------------------------                         ---------------
hereto, neither Borrower nor any Subsidiary, nor any of their respective officers, employees, representatives or agents, nor, to the best of their knowledge, any other person, has treated, stored, processed, discharged, spilled, or otherwise disposed of any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at any real property or any other facility owned, leased or used by Borrower or any Subsidiary, in violation of any applicable statutes, regulations, ordinances or directives of any governmental authority or court, which violations reasonably may result in uninsured liability to Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an uninsured amount exceeding $5,000,000 for all such violations; and the unresolved violations set forth in said Schedule 5.1(i) will not result in liability to Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 for all such unresolved violations. Except as set forth in said Schedule, no employee or other person has made a claim or demand in writing against Borrower or any Subsidiary based on alleged damage to health caused by any such hazardous or toxic substance or by any waste or by-product thereof, other than claims, demand or charges which have been settled or satisfied; and the unsatisfied claims or demands against Borrower or any Subsidiary set forth in said Schedule 5.1(i) will not result in uninsured liability to Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 in excess of reserves on the books of Borrower for all such unsatisfied claims or demands. Except as set forth in said Schedule 5.1(i), neither Borrower nor any Subsidiary has been charged in writing by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting any pollution of any body of water, other than claims, demand or charges which have been settled or satisfied; and the outstanding related charges set forth in said
Schedule 5.1(i) will not result in uninsured liability to Borrower or any Subsidiary or any of their respective officers, employees, representatives, agents or shareholders in an amount exceeding $5,000,000 for all such outstanding charges.

          (j)  Employee Matters. There is no known strike or work stoppage in
          ---------------------
existence or threatened involving Borrower or any of its Subsidiaries that may materially adversely affect the consolidated financial condition or operations of Borrower and its

Subsidiaries taken as a whole or that reasonably could be expected to result in a Material Adverse Change.

          (k)  Solvency. Borrower and its Subsidiaries, taken as a whole, are
          -------------
Solvent.

          (l)  Title to Properties. Borrower and each of its Subsidiaries has
          ------------------------
good and marketable title to (or a valid leasehold or license in) all of its material properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those as are permitted under Section 6.2(d) hereof.

          (m)  Tax Returns. To the best of Borrower's and each of its
          ----------------
Subsidiary's knowledge, after due inquiry, except as set forth on Schedule
                                                                  --------
5.1(m) hereto and, from and after the Closing Date, where the failure of
-------
Borrower or any of its Subsidiaries to file or to cause the filing of any tax return, report, or declaration shall not result in a Material Adverse Change, Borrower and each of its Subsidiaries, have filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by each of them (including any automatic or granted extensions). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower and each of its Subsidiaries has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower or its Subsidiaries and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

          (n)  Compliance with Other Agreements and Applicable Laws. Neither
          ---------------------------------------------------------
Borrower nor any of its Subsidiaries is in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, the loss of which reasonably could be expected to result in a Material Adverse Change, and Borrower and each of its Subsidiaries is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority, except for those the failure to comply with which reasonably could not be expected to result in a Material Adverse Change.

          (o)  Year 2000 Compliance. Any reprogramming required to address the
          -------------------------
Year 2000 problem (i.e., the inability of certain computer applications to recognize correctly and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), of (a) the Borrower's and its Subsidiaries' critical or material computer systems and (b) critical or material equipment containing embedded microchips (including, to the best of Borrower's knowledge, systems and equipment supplied by others or with which the Borrower's or its Subsidiaries' systems interface) and the testing of all such systems and equipment, as so reprogrammed, will be completed by October 30, 1999.

The cost to the Borrower and its Subsidiaries of such reprogramming and testing and of the reasonably foreseeable consequences of the Year 2000 problem to the Borrower and its Subsidiaries (including, without limitation, reprogramming errors and the failure of others' systems and equipment) will not result in an Event of Default or cause a Material Adverse Change.


                                  ARTICLE VI
                                   COVENANTS

     .1  Affirmative Covenants. So long as any Note shall remain unpaid or Bank
     -------------------------
shall have any Revolving Commitment hereunder, Borrower will, unless Bank shall otherwise consent in writing:

          (a)  Financial Information. Furnish to Bank:
          --------------------------

               (i) as soon as available, but in any event within 95 days after the end of each fiscal year of Borrower, (1) a copy of Borrower's consolidated balance sheet of itself and its consolidated Subsidiaries as at the end of each fiscal year and the related consolidated statements of income and retained earnings (or comparable statement) employed in the business and changes in financial position and cash flow for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an unqualified report and opinion thereon of independent certified public accountants acceptable to Bank, and, if prepared, such accountants' letter to management, and (2) a copy of Borrower prepared consolidating balance sheet and income statements prepared in connection with the statement provided in subpart
(1) above;

               (ii) as soon as available, but in any event within 50 days after the end of each fiscal quarter, Borrower's unaudited consolidated (and consolidating balance sheets of itself and any consolidated Subsidiaries) as at the end of such period and the related unaudited consolidated and consolidating statements of income and retained earnings, certified by a duly authorized officer of Borrower as being fairly stated in all material respects subject to year end adjustments; all such financial statements to be complete and correct in all material respects and to be prepared in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein);

               (iii) together with each delivery of financial statements of Borrower and any of its Subsidiaries pursuant to subdivision (i) above, a certificate, executed by Borrower's chairman of the board (if an officer) or its president or one of its vice presidents or by its chief financial officer stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Borrower and any of its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Borrower has taken, is taking and proposes to take with respect thereto; and (b) together with each delivery of financial statements of Borrower and any of its Subsidiaries pursuant to subdivision (i) and (ii) above, a certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 6.2 hereof; and

               (iv) Any other report as Bank may reasonably request from time to time.

          (b)  Notices and Information. Deliver to Bank:
          ----------------------------

               (i) promptly upon the Chief Executive Officer, the Chief Financial Officer, or the Vice President-Finance of Borrower obtaining knowledge
(a) of any condition or event which constitutes a Default or an Event of Default, (b) that any Person has given any notice to Borrower or any Subsidiary of Borrower or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 7.1(e), (c) of the institution of any litigation involving an alleged uninsured liability (including possible forfeiture of property) of Borrower or any of its Subsidiaries equal to or greater than $10,000,000 or any adverse determination in any litigation involving a potential uninsured or unindemnified liability of Borrower or any of its Subsidiaries equal to or greater than $10,000,000, provided that in the case of an indemnified liability the indemnitor is financially able to honor the indemnity if called upon to do so, or (d) of a Material Adverse Change, an officers' certificate specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default, Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

               (ii) promptly upon becoming aware of the occurrence of or forthcoming occurrence of (a) any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice, (b) any action by Borrower or any ERISA Affiliate of Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA, (c) any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA, and (d) the commencement of any proceeding with respect to a Plan under
Section 4042 of ERISA;

               (iii) promptly, and in any event within 10 days after receipt thereof, a copy of any material notice, summons, citation, directive, letter or other form of communication from the FDA, the DEA, or any other governmental authority or court in any way concerning any allegedly unlawful action or omission on the part of Borrower or its Subsidiaries in connection with the manufacture, storage, or sale of products or the operation of Borrower's or its Subsidiaries' businesses; and

               (iv) promptly upon Bank's request, such other statements, budgets, forecasts or reports as to Borrower and its Subsidiaries as Bank reasonably may request.

          (c)  Corporate Existence, Etc. At all times preserve and keep in full
          -----------------------------
force and effect its and its Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Subsidiaries; provided, however, that the corporate existence of any Subsidiary may be
--------  -------
terminated if such termination is in the best interest of Borrower and is not materially disadvantageous to the holder of any Note.

          (d)  Payment of Taxes and Claims. Pay, and cause each of its
          --------------------------------
Subsidiaries to pay, all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or property before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or may become a lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

          (e)  Maintenance of Properties; Insurance. Maintain or cause to be
          -----------------------------------------
maintained in good repair, working order and condition all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Borrower will comply with any other insurance requirement set forth in any other Loan Document and, upon the request of Bank, deliver to Bank a copy of each insurance policy, or, if permitted by Bank, a certificate of insurance listing all insurance in force.

          (f)  Inspection. Permit any authorized representatives designated by
          ---------------
Bank to visit and inspect any of the properties of Borrower or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers, all upon prior notice and at such reasonable times during normal business hours and as often as reasonably may be requested.

          (g)  Compliance with Laws Etc. Exercise, and cause each of its
          -----------------------------
Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all rules and regulations of public utility commissions or similar regulatory authorities, and all environmental laws, rules, regulations and orders, noncompliance with which reasonably could be expected to result in a Material Adverse Change.

          (h)  Hazardous Waste Studies. Promptly, and in any event within thirty
          ----------------------------
(30) days after submission, provide Bank with copies of all such investigations, studies, samplings and testings as may be requested by any governmental or regulatory authority relative to any substance defined as hazardous or toxic by any applicable federal, state or local law, rule, regulation, order or directive, or any waste or by-product thereof, at or affecting any real property or any facility owned, leased or used by Borrower or any Subsidiary.

          (i)  Year 2000 Compliance. Complete (i) the reprogramming required to
          -------------------------
address the Year 2000 problem (i.e., the inability of certain computer applications to recognize correctly and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
1999), of (a) the Borrower's and its Subsidiaries' critical or material computer systems and (b) critical or material equipment containing embedded microchips (including the exercise of reasonable commercial efforts with respect to systems and equipment supplied by others or with which the Borrower's or its Subsidiaries' systems interface) and (ii) the testing of all such systems and equipment, as so reprogrammed, by October 30, 1999.

          (j)  Significant Subsidiaries. Together with each delivery of
          -----------------------------
financial statements of Borrower and any of its Subsidiaries for each fiscal quarter or fiscal year of Borrower, as applicable, pursuant to Section 7.1(a), Borrower shall deliver, or cause to be delivered, to Bank, with respect to each Significant Subsidiary of Borrower as at the end of such fiscal quarter or fiscal year, as applicable, (i) an Acknowledgement and Agreement to be Bound (as set forth on Exhibit B) certified by such Significant Subsidiary acknowledging
(A) this Agreement, and (B) that such Significant Subsidiary shall be bound by the covenants provided in Section 6.1 and Section 6.2 hereof, as though such Significant Subsidiary were a party hereto; and (ii) a letter certified by Borrower and such Significant Subsidiary stating that there exists no restrictions on such Significant Subsidiary from upstreaming money to Borrower, except as otherwise provided by law; in each case, except with respect to each Significant Subsidiary of Borrower for which Bank has previously received such Acknowledgement and Agreement to be Bound or such letter, as applicable.

     .2  Negative Covenants. So long as any Note shall remain unpaid or Bank
     ----------------------
shall have any Revolving Commitment hereunder, Borrower will not, without the written consent of Bank:

          (a)  Leverage Ratio. At the end of any fiscal quarter of Borrower,
          -------------------
permit the ratio of Total Debt (measured as of the last date of the fiscal quarter then ended) to

EBITDA (measured on the basis of the period of four fiscal quarters then ended), to be greater than 3.00:1.00.

          (b)  Minimum Net Worth. At the end of any fiscal quarter of Borrower,
          ----------------------
permit Net Worth to be less than $580,000,000 plus (i) 75% of Borrower's Consolidated net income (net loss to have no effect and shall not be a deduction) for each fiscal quarter ended on or after December 31, 1998, plus
(ii) 100% of any Net Issuance Proceeds received by Borrower or its Subsidiaries during each such fiscal quarter, and plus (iii) 100% of the net increase in Borrower's Net Worth attributable to acquisitions accounted for on the basis of a pooling of interests; provided however, that the Minimum Net Worth required by
                        -------- -------
this covenant shall be reduced by 100% of the cumulative non-cash write-offs of capitalized research and development costs included in the assets acquired pursuant to Acquisitions concluded on or after July 1, 1998, provided that such
                                                             --------
write-offs are either (a) expressly approved by Borrower's independent certified public accountants, or (b) the amount is shown as a separate item on Borrower's financial statements.

          (c)  Consolidated Interest Coverage Ratio: At the end of any fiscal
          -----------------------------------------
quarter of Borrower, permit the ratio of EBIT to Interest Expense, to be less than 3.50:1.00 (measured on the basis of the period of four fiscal quarters then ended).

          (d)  Liens Etc. Create or suffer to exist, or permit any of its
          --------------
wholly-owned Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its wholly-owned Subsidiaries to assign, any right to receive income, in each case to secure any indebtedness of any Person other than
(i) Liens in favor of Bank; (ii) Liens reflected on Schedule 6.2(d) hereto;
                                                    ---------------
(iii) purchase money Liens upon or in any personal property acquired or held by Borrower or any wholly-owned Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure purchase money financing incurred solely for the purpose of financing the acquisition of rights in or use of such property; and (iv) Liens for taxes, assessments or other governmental charges or levies not yet due or thereafter payable without penalty, or Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue, or any such Liens being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books (but only if such Liens do not, individually or in the aggregate, result in a Materially Adverse Change or materially adversely affect the rights of Bank);
(v) Liens incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secured obligations on surety or appeal bonds; (vi) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance, and (vii) Liens, securing indebtedness, liabilities or obligations of up to $25,000,000 permitted under Section 6.2(e) hereof, in an aggregate amount not to exceed $25,000,000 at any one time.

          (e)  Debt. Create, incur, assume or permit to exist, or permit any
          ---------
Subsidiary to create, incur, assume or permit to exist, any direct or contingent indebtedness, liabilities or lease obligations (other than those to Bank), or become liable for the debts of others without Bank's written consent, except for
(i) acquiring goods, supplies or merchandise on normal trade credit, (ii) endorsing negotiable instruments received in the usual course of business, (iii) obtaining surety bonds in the usual course of business, (iv) the indebtedness of Borrower set forth on Schedule 6.2(e)(iv) attached hereto, (v) debt permitted
                      -------------------
under Section 6.2(g), and (vi) additional indebtedness of Borrower in an
      -------------
aggregate amount not to exceed $200,000,000 at any one time outstanding.

          (f)  Consolidation, Merger or Dissolution. Except for Permitted
          -----------------------------------------
Acquisitions, (i) consolidate with or merge into any other corporation or entity, or (ii) wind up, liquidate or dissolve.

          (g)  Loans, Investments, Secondary Liabilities. Make or permit to
          ----------------------------------------------
remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly (except as permitted by Section
                                                                    --------
6.2(e)), in connection with the obligations, stock or dividends of, or own,
------
purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other Person, except that Borrower and its Subsidiaries may:

               (i) own, purchase or acquire certificates of deposit issued by Bank, or any other commercial bank having combined assets in excess of $500,000,000 ("Qualified Banks"), repurchase agreements entered into with Qualified Banks, commercial paper issued by issuers rated Moody's P-1, corporate bonds issued by issuers rated Moody's A or better, municipal bonds rated Moody's AA or better, direct obligations of the United States of America or its agencies, obligations guaranteed by the United States of America, or shares of mutual funds or other investment funds that invest solely in one or more of the foregoing;

               (ii) continue to own the existing capital stock of Borrower's Subsidiaries ;

               (iii) endorse negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (iv) allow Borrower and Borrower's Subsidiaries to make or permit to remain outstanding advances from Borrower's Subsidiaries to Borrower, or visa versa;

               (v) make or permit to remain outstanding loans and advances to any of its officers, employees, directors and shareholders or enter into or permit to remain outstanding guarantees in connection with the obligations of any of its officers, directors and shareholders, in an aggregate amount for all such loans, advances and guarantees not exceeding $5,000,000 outstanding at any one time;

               (vi) continue to own those investments existing on the date of this Agreement that are described on Schedule 6.2(g)(vi);
                                     -------------------

               (vii)  make the Permitted Acquisitions; and

               (viii) make additional investments in an aggregate amount not to exceed $25,000,000.

          (h)  Asset Sales. Convey, sell, lease, transfer or otherwise dispose
          ----------------
of, or permit any Subsidiary to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its or any of its Subsidiary's business, property or fixed assets outside the ordinary course of business, whether now owned or hereafter acquired, in an aggregate amount during the term hereof in excess of $25,000,000.

          (i)  [Intentionally Omitted].
                ---------------------

          (j)  Transactions with Affiliates. Neither Borrower nor any of its
          ---------------------------------
Subsidiaries shall enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's or its Subsidiary's business and upon fair and reasonable terms no less favorable to Borrower or its Subsidiary than Borrower or its Subsidiary would obtain in a comparable arm's length transaction with an unaffiliated person.

          (k)  Books and Records. Borrower will keep proper books of record and
          ----------------------
account in which full, true and correct entries in conformity with GAAP and all requirements of applicable law shall be made of all dealings and transactions in relation to their businesses and activities.

          (l)  Restructure. Make any change in the principal nature of the
          ----------------
Borrower or its Subsidiaries business operations (taken as a whole), or the date of Borrower's fiscal year.


                                 ARTICLE VII
                               EVENTS OF DEFAULT

     .1  Events of Default. If any of the following events ("Events of Default")
     ---------------------                                   -----------------
shall occur and be continuing:

          (a) Borrower shall fail to pay (i) any installment of principal hereunder when due or declared due, or (ii) any installment of interest or any other amount payable hereunder within five Business Days of the date when due or declared due; or

          (b) Any representation or warranty made by Borrower herein or by Borrower (or any of its officers) in connection with the Loan Documents shall prove to have been incorrect in any material respect when made; or

          (c) (i) Borrower shall fail or neglect to perform, keep, or observe any covenant contained in Section 6.2 on the date that Borrower is required to perform, keep, or observe such covenant; or (ii) Borrower shall fail or neglect to perform, keep, or observe any covenant contained in this Agreement (exclusive of a default covered by another subsection of this Section 7.1) on the date that Borrower is required to perform, keep, or observe such covenant, and the breach of such covenant is not cured to Bank's satisfaction within thirty (30) days of such breach; or

          (d) Borrower or any of its Subsidiaries shall default in the performance of or compliance with any term contained in any Loan Document other than this Agreement and such default shall not have been remedied or waived within any applicable grace period; or

          (e) (i) Borrower shall (A) fail to pay any principal of, or premium or interest on, any indebtedness, the aggregate outstanding principal amount of which is at least $5,000,000 (excluding indebtedness evidenced by the Note), when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness, or (B) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness or material to the performance, business, property, assets, condition (financing or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, and such action or inaction can reasonably be expected to result in the acceleration or demand of such indebtedness; or

          (f) (i) Borrower shall commence any case, proceeding or other action
(A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower any case, proceeding or other action of a nature referred to in clause
(i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unhanded for a period of forty five days; or (iii) there shall be commenced against Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof; or (iv) Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) and (iii) above; or (v) Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) One or more judgments or decrees shall be entered against Borrower involving in the aggregate a liability (not paid or fully covered by insurance or reserves or by an indemnity from an indemnitor financially able to honor the indemnity if called upon to do so) equal to or greater than $10,000,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty days from the entry thereof; or

          (h) Any guaranty, if any, for any reason other than satisfaction in full of all obligations of Borrower under the Loan Documents, ceases to be in full force and effect or is declared null and void, or any guarantor denies that it has any further liability under such guaranty or gives notice to such effect and any such cessation, declaration or denial shall not have been rescinded, and such guarantee reaffirmed, to the satisfaction of Bank within thirty (30) days after Borrower knows of such development; or

          (i) The occurrence of any one or more of the following events with respect to Borrower or any ERISA Affiliate of Borrower provided such event or events could reasonably be expected, in the judgment of Bank, to subject Borrower or any ERISA Affiliate of Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower with respect to a Plan:
(A) a reportable event shall occur with respect to a Plan which is, in the reasonable judgment of Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (B) any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by Borrower or any ERISA Affiliate of Borrower; or

          (j) There shall be instituted against Borrower or any of its Subsidiaries, any one or more proceedings for which forfeiture of any property valued in an aggregate amount equal to or greater than $1,000,000 is a potential penalty in such proceedings, and such proceedings remain undismissed, undischarged or unbonded for a period of thirty (30) days from the date Borrower knows of such proceedings; or

          (k) A Change of Control in Borrower shall have occurred; or

          (l) There shall have occurred any Material Adverse Change; or

          (m) Any governmental authority takes action that Bank reasonably believes materially adversely affects Borrower's or its Subsidiaries' financial condition taken as a whole or ability to perform obligations under the Loan Documents.

          Then, (i) upon the occurrence of any Event of Default described in clause (f) above, the Revolving Commitment immediately shall terminate and all Revolving Loans hereunder with accrued interest thereon, and all other amounts owing under the Loan Documents automatically shall become due and payable, and
(ii) upon the occurrence of any other Event of Default, Bank may, by notice to Borrower, declare the Revolving Commitment to be terminated forthwith, whereupon the Revolving Commitment shall immediately terminate; and, by notice to Borrower, declare the Revolving Loans hereunder, with accrued interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank in connection with each of the Loan Documents may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Notwithstanding any other provision of this Agreement, including Section 8.2, notices to Borrower under this Section shall be communicated in writing (including facsimile transmissions).


                                 ARTICLE VIII

                                 MISCELLANEOUS

     .1 Amendments, Etc. No amendment or waiver of any provision of the Loan
     -------------------
Documents nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Bank and Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     .2  Notices, Etc. Except as otherwise set forth in this Agreement, all
     ----------------
notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed or sent by facsimile or delivered, if to Borrower, at its address set forth on the signature page hereof; and if to Bank, at its address set forth on the signature page hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall be effective when sent by facsimile, or three days after such notice or communication is deposited in the mails, except that notices and communications to Bank pursuant to Article II or VII shall not be effective until received by Bank.

     .3  No Waiver; Remedies. No failure on the part of either party hereto to
     -----------------------
exercise, and no delay in exercising, any right under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. Nothing contained in this Agreement is, or shall in the future be deemed to constitute, a waiver of any right, remedy, power, or protection available to Bank in any law (including without limitation the common law), or in equity, now or in the future, whether or not such right, remedy, power, or protection is express herein.

     .4  Costs and Expenses. Borrower shall pay to Bank immediately upon demand
     ----------------------
the full amount of all reasonable costs and expenses, including reasonable attorneys fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and each other of the Loan Documents, and the preparation of any amendments and waivers hereto and thereto,
(b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents (including, without limitation, in appellate, bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings) or the restructuring of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including, without limitation, any action for declaratory relief.

     .5  Participations. Bank may sell, assign, transfer, negotiate or grant
     ------------------
participations to other financial institutions in all or part of the obligations of Borrower outstanding under the Loan Documents, provided that any such sale, assignment, transfer, negotiation or participation shall be in compliance with the applicable federal and state securities laws and shall not increase the liability of Borrower hereunder; and provided further that any assignee or transferee agrees to be bound by the terms and conditions of this Agreement. Bank may, in connection with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to Borrower or any of its Subsidiaries so long as the proposed participant is bound by a confidentiality agreement reasonably acceptable to Borrower.

     .6  Effectiveness: Binding Effect. This Agreement shall become effective
     ---------------------------------
when it shall have been executed and delivered by Borrower and Bank and thereafter shall be binding upon and inure to the benefit of Borrower, Bank and their respective successors and assigns, except that Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of Bank. Effective as of the Closing Date, (i) that certain guaranty dated December 17, 1997, executed and delivered by Watson Laboratories, Inc., Circa Pharmaceuticals, Inc., Oclassen Pharmaceuticals, Inc., Royce Laboratories, Inc., and the Rugby Group, Inc. in favor of Bank, and all obligations thereunder, shall terminate; (ii) that certain credit agreement dated December 17, 1997, as amended prior to the date hereof, between Bank and Watson

Pharmaceuticals, Inc., and all obligations thereunder, shall terminate; (iii) any cash collateral held by Bank as additional security for outstanding letters of credit shall be released to Borrower on the Closing Date, and (iv) that certain Letter of Credit Agreement dated as of June 17, 1998, as amended prior to the date hereof, between Bank and Watson Pharmaceuticals, Inc., and all obligations thereunder, shall terminate.

     .7  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.
     -------------------------------------------------------------------------

          (a) The validity, interpretation and enforcement of this Agreement and the other Loan Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the State of California.

          (b) Borrower and Bank irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the County of Los Angeles and the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action
                                ----- --- ----------
instituted therein arising under this Agreement or any of the other Loan Documents or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above.

          (c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five days after the same shall have been so deposited in the U.S. mails, or, at Bank's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, Borrower shall appear in answer to such process, failing which Borrower shall be deemed in default and judgment may be entered by Bank against Borrower for the amount of the claim and other relief requested.

          (d) BORROWER AND BANK EACH HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND BANK EACH HEREBY AGREES AND

CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR BANK MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

          (e) Bank shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Bank, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Bank shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

     .8  Waiver of Notices. Borrower hereby expressly waives demand,
     ---------------------
presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Bank may elect to give shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

     .9  Entire Agreement. This Agreement with Exhibits and Schedules and the
     --------------------
other Loan Documents embody the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof.

     .10  Separability of Provisions. In case any one or more of the provisions
     -------------------------------
contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     .11  Execution in Counterparts. This Agreement may be executed in any
     ------------------------------
number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  [Remainder of page left intentionally blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MELLON BANK, N.A.                         WATSON PHARMACEUTICALS, INC.


By: /s/ KEVIN D. KELLY                    By: /s/ ALLEN CHAO
   ----------------------------              -------------------------------
Name:   Kevin D. Kelly                    Name:   Allen Chao, Ph.D.
Title:  Vice President                    Title:  President, Chief Executive
                                                  Officer and Chairman

Address:                                  Address:

Western Region                            311 Bonnie Circle
Middle Market Banking                     Corona, California  91720
400 South Hope Street                     Attention:  Allen Chao, Ph.D.
Los Angeles, California  90071                        President, Chief Executive
Attention:  Kevin D. Kelly                            Officer and Chairman
            Vice President